                                                                  Exhibit 10.40





                 AMENDED AND RESTATED ASSETS PURCHASE AGREEMENT


                                     AMONG


                             TT ACQUISITION COMPANY
                           (A DELAWARE CORPORATION),

                           TACTYL TECHNOLOGIES, INC.
                           (A CALIFORNIA CORPORATION)

                                      AND

                                 EQ CORPORATION
                            (A DELAWARE CORPORATION)

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SALE AND PURCHASE OF ASSETSAND ASSUMPTION OF CERTAIN LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.1     Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.5     Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.6     Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.7     Delivery to the Acquiring Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.8     Delivery to Tactyl . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.9     Designee of the Acquiring Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.10    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.11    Transfer of Rights by the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

REPRESENTATIONS AND WARRANTIES OF TACTYL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.1     Corporate Status.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.2     Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.3     Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Capitalization and Stock Ownership.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Financial Statements.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6     Title to Assets and Related Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7     Real Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8     Certain Personal Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.9     Non-Real Estate Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10    Accounts Receivable.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    Inventory.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.12    Liabilities.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.13    Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.14    Subsidiaries.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.15    Legal Proceedings and Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.16    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.17    Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18    Patents and Other Intellectual Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.19    Employee Relations.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.20    ERISA.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.21    Corporate Records.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.22    Absence of Certain Changes.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.23    Previous Sales; Warranties.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





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
         3.24    Customers and Suppliers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.25    Finder's Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.26    Accuracy of Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.27    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.1     Corporate Status.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.2     Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3     Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4     Capitalization and Stock Ownership.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5     Finder's Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6     Accuracy of Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.7     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Corporate Status.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.4     Accuracy of Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.5     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

COVENANTS OF TACTYL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1     Operation of the Business.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Access.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     No Other Negotiations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Maintenance of the Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Employees and Business Relations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Fulfillment of Conditions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8     Disclosure of Certain Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9     Sensicon Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    Satisfaction of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.12    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.13    Powder-Free Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.14    Value of Cash and Leased Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.15    Safeskin License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

COVENANTS OF THE SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.1     Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.2     Supplemental Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.3     Satisfaction of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.4     No Other Negotiations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.5     Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.6     Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      -ii-
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
         7.7     Fulfillment of Conditions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.8     Disclosure of Certain Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.9     Matters Regarding Tactyl . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.10    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.11    Tax Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

COVENANTS OF THE ACQUIRING PARTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1     Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2     Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3     Fulfillment of Conditions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.4     Disclosure of Certain Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.1     Confirmation of Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.2     Corporate Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

CONDITIONS PRECEDENT TO THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.1    Conditions to Each Party's Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.1    Grounds for Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.2    Effect of Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.3    Other Effects of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.1    By Tactyl and the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.2    By Acquiring Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.3    Procedure for Indemnification - Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         12.4    Procedure for Indemnification -- Defense of Third Party Claims . . . . . . . . . . . . . . . . . . .  29
         12.5    Indemnity Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.6    Disputed Claim Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.7    Compliance with Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

CONTENTS OF AGREEMENT, AMENDMENT,PARTIES IN INTEREST, ASSIGNMENT, ETC.  . . . . . . . . . . . . . . . . . . . . . . .  30

INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

GOVERNING LAW AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         17.1  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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
         17.2  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

AGREEMENT AS TO TACTYL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Exhibits
--------

A        Definitions
B        Bill of Sale
C        Certain Assets
D        Assumption Agreement

                 AMENDED AND RESTATED ASSETS PURCHASE AGREEMENT



         THIS AMENDED AND RESTATED ASSETS PURCHASE AGREEMENT is made as of March ____, 1997 by and among TT ACQUISITION COMPANY, a Delaware corporation (the "Acquiring Party"), EQ CORPORATION, a Delaware corporation, which is the sole shareholder of Tactyl ("Shareholder"), and TACTYL TECHNOLOGIES, INC., a California corporation ("Tactyl").

                                   Background

         Tactyl owns the Purchased Assets and the Shareholder proposes to acquire all of the outstanding shares of Tactyl pursuant to that certain Agreement and Plan of Reorganization dated as of February 19, 1997 (the "Reorganization Agreement") among the Shareholder, EQTT, and Tactyl. Immediately after the closing of such acquisition, the Shareholder desires to cause Tactyl to sell, and the Acquiring Party desires to purchase, the Purchased Assets (as such term is defined in Section 2.1) and, as part of such sale and purchase, the Acquiring Party is willing to assume certain obligations and liabilities as set forth herein.

                                   Witnesseth

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to in Exhibit A hereto (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

                                   ARTICLE II

                          SALE AND PURCHASE OF ASSETS
                     AND ASSUMPTION OF CERTAIN LIABILITIES

         2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Tactyl shall sell, transfer, convey, assign and deliver to the Acquiring Party, and the Acquiring Party shall purchase, acquire and accept from Tactyl, all the right, title and interest of Tactyl in and to the Assets other than the Excluded Assets (such assets being sold and purchased, the "Purchased Assets"), including, without limitation, the following (except as such may refer or relate to the Excluded Assets):

                (a) All interests in land, structures, improvements and fixtures and all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto;

                (b) All machinery, equipment, test equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property;

                (c) All prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

                (d)   All inventories and office and other supplies;

                (e) All rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                (f) All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor, and the goodwill related thereto, including, without limitation, all rights to the name "Tactyl Technologies";

                (g) All designs, blueprints, technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Tactyl Business or under development;

                (h) All computer hardware and software (including documentation and related object and source codes);

                (i) All rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                (j) All information, files, records, data, plans, contracts and recorded knowledge related to the foregoing;

                (k)   All customer and supplier lists; and

                (l)   Any other Asset not referred to in clauses (a) through
(k).

         2.2 Excluded Assets. Tactyl shall not sell, transfer, convey, assign or deliver any of the following Assets (the "Excluded Assets"):

                (a)   Cash and cash equivalents;

                (b) the corporate seals, articles of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Tactyl;

                (c) the rights which accrue or will accrue to Tactyl under this Agreement; and

                (d)   the Leased Equipment.

         2.3 Assumption of Liabilities. At the Closing, the Acquiring Party shall assume and be liable and responsible for (i) all Liabilities of the Shareholder under Sections 6.8, 7.1, 7.5, 8.1 (provided, that (x) any reference to "all reasonable efforts" in Section 8.1 shall mean such efforts as would be exercisable by Safeskin Corporation, (y) the reference to "Parent" in the penultimate line of the first paragraph of Section 8.1(d) and the first line of the third paragraph of Section 8.1(d) shall mean the Acquiring Party or Safeskin Corporation), and (z) the reference to "Parent" in the third line of the third paragraph of Section 8.1(d) shall mean the Acquiring Party and Safeskin Corporation), 8.2, 8.3 (provided, that the reference to "Parent" in the fourth, fifth, sixth and eighth lines of Section 8.3(b) shall mean the Acquiring Party and Safeskin Corporation), 8.4 (provided, that (aa) the reference to "Parent" in the second line of the introductory paragraph of
Section 8.4 shall mean Safeskin Corporation and the Acquiring Party, (bb) any reference to "Parent's past practice" or "past Parent accounting practices" in
Section 8.4 shall mean the past practice or past accounting practices of Safeskin Corporation), (cc) the reference to "Parent" in the second line of
Section 8.4(e) shall mean Safeskin Corporation), 8.6, 8.7 (provided that any reference to "Parent" shall mean the Acquiring Party and Safeskin Corporation), 11.1, 11.3 and 11.4 (as Indemnified Party), 11.5, 11.6 (provided, that any reference to "commercially reasonable efforts" in Section 11.6 shall mean such efforts as would be exercisable by Safeskin Corporation), and 11.7, and Articles XIII, XIV, XVI, and XVII, of the Reorganization Agreement; (ii) all Liabilities of Tactyl under the Sensicon License Agreement; (iii) all Liabilities of Tactyl under the Safeskin License Agreement; (iv) all Liabilities of the Shareholder and Tactyl for costs and expenses (including the expense of any filing under the Hart-Scott-Rodino Antitrust Improvements Act of
1976) relating to vesting in the Acquiring Party good and marketable title to the Purchased Assets and any requisite third party consents in connection therewith; and (v) all other Liabilities of Tactyl, other than the Excluded Liabilities (the Liabilities referred to in the foregoing clauses (i) through (v) being referred to herein as the "Assumed Liabilities"). After the Closing, the Acquiring Party will perform all of its obligations relating to the Assumed Liabilities in accordance with the terms thereof. The Shareholder or Tactyl, as the case may be, shall remain solely responsible for all of the Excluded Liabilities. The term "Excluded Liabilities" shall mean (a) any Liabilities for any federal, state or local tax of Tactyl or the Shareholder relating to the consummation of the transactions contemplated by the Reorganization Agreement and this Agreement, except for sales, transfer, and use taxes; (b) all Liabilities of the Shareholder for costs and expenses (including attorneys' fees) relating to the negotiation, execution and delivery of the Reorganization Agreement and this Agreement, and the Shareholder's costs and expenses (including attorneys' fees) of financing the purchase price under the Reorganization Agreement; (c) any Liabilities (including, by way of example only and not as a limitation, the Shareholder's obligations under Section 11.2 of the Reorganization Agreement) of the Shareholder and Tactyl under this Agreement and the Reorganization Agreement (except for those Liabilities described in (i) and (iv) above); (d) all Liabilities of Tactyl to its shareholders, warrant holders and option holders for the Merger Consideration (as defined in the Reorganization Agreement) due to such persons pursuant to Article 3 of the Reorganization Agreement and such amounts as shall be due to dissenting shareholders of Tactyl as provided in Article 3 of the Reorganization Agreement; and (e) all Liabilities of Tactyl or the Shareholder relating to the Bank Lien including any debt that the Bank Lien secures.

         2.4 Purchase Price.Upon receipt of the instruments of sale, conveyance, assignment, transfer of the Purchased Assets, and delivery and being put in full possession of the Purchased Assets, and delivery of those other documents described herein, all in accordance with this Agreement, the Acquiring Party shall pay to Tactyl for the Purchased Assets an amount equal to: (a) Eighteen Million Eight Hundred Thousand Dollars ($18,800,000), less (b) the amount of cash and cash equivalents of Tactyl at the Closing (including (A) cash in an amount equal to that cash paid by the Acquiring Party to Tactyl under the Safeskin License Agreement prior to the Closing and (B) cash in an amount equal to that cash paid to Tactyl prior to the Closing on account of a sale of the Leased Equipment) as such amount shall be mutually agreed by the Acquiring Party and Tactyl (the "Purchase Price"). As an additional contingent portion of the Purchase Price, the Acquiring Party shall pay to Tactyl, if and when the Acquiring Party pays any of the Contingent Payments under the Reorganization Agreement, an amount equal to 9% of the portion of the Contingent Payment then being paid.

         2.5 Allocation of Purchase Price. The Acquiring Party, Tactyl and the Shareholder agree that they reached the following approximate allocation of the Purchase Price by arm's length negotiation, and that, as the actual amount of the Purchase Price and the actual values of the Purchased Assets may change between the date of this Agreement and the Closing, they will negotiate in good faith to adjust such approximate allocation to reflect the appropriate allocation as at the Closing. The Acquiring Party, Tactyl and the Shareholder further covenant that none of them will take a position that is inconsistent with such allocation (as adjusted at Closing) on any income tax return, before any governmental agency charged with the collection of any income tax, in any judicial proceeding or otherwise without the prior written consent of the other parties to this Agreement.

                Net Assets:
                      Accounts Receivable                   775,000
                      Inventory                             715,000
                      Other Current Assets                   65,000
                      Liabilities                          [165,000]         $ 1,390,000

                Intangible Assets:

                      (Patents, Trademarks,
                      Know-How, Goodwill)                                    $11,360,000
                                                                              ----------
                                                                             $12,750,000

The Acquiring Party, Tactyl and the Shareholder also agree to cooperate in preparing all Internal Revenue Service forms and California or other state, foreign or local tax forms required to be filed by any of them in respect of the above allocation.

         2.6 Closing. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article XI, and subject to satisfaction or waiver of the conditions to the Transactions set forth in Article X, the Closing will be held at a mutually agreeable location, at 10:00 a.m., local time, on or before March 14, 1997 or as promptly thereafter as practicable. The date of the Closing shall be the "Closing Date" for purposes of this Agreement. At the Closing, the parties shall determine whether all conditions precedent to the completion of the Transactions have been complied with or waived and shall deliver the various certificates and other documents required by this Agreement.

         2.7 Delivery to the Acquiring Party. At the Closing, Tactyl will deliver to the Acquiring Party: (i) a duly executed Bill of Sale in the form annexed hereto as Exhibit B; (ii) assignments of all leases described in
Section 3.6 of the Tactyl Disclosure Schedule; (iii) all documents of title that Tactyl and the Acquiring Party shall have reasonably agreed are necessary to transfer ownership to the Acquiring Party of the property listed in Section
3.7 of the Tactyl Disclosure Schedule; (iv) assignments of all patents, trademarks, service marks, trade names, assumed names and copyrights, and all applications therefor, which are set forth in Section 3.18 of the Tactyl Disclosure Schedule; (v) executed copies of each of the consents referred to in
Section 3.3 of the Tactyl Disclosure Schedule; (vi) all documents containing or relating to the Purchased Assets; (vii) all other previously undelivered documents required to be delivered by Tactyl to the Acquiring Party at or prior to the Closing in connection with the Transactions, including those contemplated by Articles VI, VII and/or X; (viii) a Certificate of Amendment of Articles of Incorporation changing Tactyl's name from Tactyl Technologies, Inc.; (ix) all such other endorsements, assignments, and other documents as the Acquiring Party shall reasonably require in connection with the consummation of the transactions contemplated hereby; and (x) a certificate or certificates signed by an officer of the Shareholder and an officer of Tactyl that (a) each of the representations and warranties made by the Shareholder in this Agreement were true and correct in all material respects at and as of the date hereof and are true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made again at and as of the time of the Closing; (b) each of the representations and warranties made by Tactyl in this Agreement were true and correct in all material respects at and as of the date of the Effective Time and are true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made again at and as of the time of the Closing (except for any changes consented to in writing by the Acquiring Party); (c) the Shareholder or Tactyl, as applicable, has performed and complied in all material respects with its respective obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing; and (d) the resolutions of the respective Boards of Directors and shareholders of Tactyl and the Shareholder approving this Agreement and the Transactions, which shall be attached to such certificate or certificates, are complete and correct copies of the resolutions adopted by those Boards and shareholders and remain in full force and effect at the time of the Closing. The documents described in this Section 2.7 shall be in form and substance reasonably satisfactory to the Acquiring Party and counsel to the Acquiring Party.

         2.8 Delivery to Tactyl. The Acquiring Party shall deliver to Tactyl in accordance with Section 2.4 the Purchase Price by wire transfer to the account designated by Tactyl. The Acquiring Party shall also deliver to Tactyl (i) all previously undelivered documents required hereunder to be delivered by the Acquiring Party to Tactyl at or prior to the Closing, including those contemplated by Articles VIII and/or X; and (ii) a certificate or certificates signed by an officer of the Acquiring Party that (a) each of the representations and warranties made by the Acquiring Party in this Agreement were true and correct in all material respects at and as of the date hereof and are true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made again at and as of the time of the Closing; and (b) the Acquiring Party has performed and complied in all material respects with its obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing; and
(c) the resolutions of the Board of Directors of the Acquiring Party (or committee thereof) approving this Agreement and the Transactions, which shall be attached to such certificate or certificates, are complete and correct copies of the resolutions adopted by that Board and remain in full force and effect at the time of the Closing.

         2.9 Designee of the Acquiring Party. Tactyl and the Shareholder acknowledge and agree that TT Acquisition Company may designate, by notice to Tactyl, Safeskin (B.V.I.) Limited, a company organized under the laws of the British Virgin Islands ("Safeskin BVI") to purchase certain of the Purchased Assets (the "BVI Assets") and/or assume certain of the Assumed Liabilities (the "BVI Liabilities") at the Closing; provided, that, the purchase by Safeskin BVI of the BVI Assets or assumption by Safeskin BVI of the BVI Liabilities shall in no way affect or diminish TT Acquisition Company's obligations with respect to the Assumed Liabilities. If Safeskin BVI is so designated, for the purposes of Sections 2.1, 2.3, 2.7, 2.10, and 9.2, the term "the Acquiring Party" shall be deemed to refer to Safeskin BVI, but only with respect to the BVI Assets and the BVI Liabilities, and to TT Acquisition Company, but only with respect to the Purchased Assets that are not BVI Assets and the Assumed Liabilities that are not BVI Liabilities. If Safeskin BVI is so designated, for the purposes of all other Sections, the term "the Acquiring Party" shall be deemed to refer to Safeskin BVI and TT Acquisition Company. If Safeskin BVI is so designated, TT Acquisition Company shall cause Safeskin BVI to execute and deliver a signature page to this Agreement promptly thereafter.

         2.10 Further Assurances. After the Closing, Tactyl shall from time to time, at the request of the Acquiring Party, and at the cost and expense of the Acquiring Party, execute and deliver such other instruments of conveyance and transfer and take such other actions as the Acquiring Party may reasonably request, in order to more effectively consummate the Transactions and to vest in the Acquiring Party good and marketable title to the Purchased Assets being transferred hereunder (including, without limitation, assistance in the collection or reduction to possession of any of such Purchased Assets).

         2.11 Transfer of Rights by the Shareholder. As additional consideration for the payment by the Acquiring Party of the Purchase Price and as an inducement to the Acquiring Party to enter into this Agreement, subject to the Effective Time having occurred and effective at the Closing, the Shareholder hereby transfers and assigns to the Acquiring Party all of the Shareholder's rights under and pursuant to the Reorganization Agreement (including, without limitation, each of the

Exhibits thereto) and the Agreement of Mutual Release from SmartHealth dated February 19, 1997. Without limiting the foregoing, the Shareholder hereby transfers and assigns to the Acquiring Party all of the Shareholder's rights under and pursuant to Articles IV, VI, and XI of the Reorganization Agreement. The Shareholder hereby agrees to execute all such documents and take all such further actions, at the cost and expense of the Acquiring Party, as may be reasonably requested by the Acquiring Party in order to carry out the purposes of this Section.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF TACTYL

         Tactyl hereby represents and warrants to the Acquiring Party as follows:

         3.1 Corporate Status. Tactyl is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated, and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of Tactyl that have been delivered to the Acquiring Party have been duly adopted and are current, correct and complete.

         3.2 Authorization. Tactyl has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Tactyl has been duly authorized by all necessary corporate action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of Tactyl, enforceable against Tactyl in accordance with their terms.

         3.3    Consents and Approvals.  Except for the consents specified in
Section 3.3 of the Tactyl Disclosure Schedule (the "Required Consents"), neither the execution and delivery by Tactyl of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by Tactyl at or before Closing, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which Tactyl is subject, (b) the Charter Documents or bylaws of Tactyl, (c) any Contract that is not a Minor Contract, Governmental Permit or other document to which Tactyl is a party or by which the properties or other assets of Tactyl may be subject.

         3.4 Capitalization and Stock Ownership. The total authorized capital stock of Tactyl consists of 40,000,000 shares of common stock of Tactyl, with no par value ("Tactyl Common Stock"), 10,757,666 shares of which are issued and outstanding on the date hereof and 12,000,000 shares of preferred stock of Tactyl, with no par value ("Tactyl Preferred Stock"), 12,000,000 of which are issued and outstanding on the date hereof. Except as specified in Section 3.4 of the Tactyl Disclosure Schedule, as of the date of this Agreement there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Tactyl. As of the time of the Closing, there will be no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Tactyl. All of the outstanding Tactyl Shares are duly and validly authorized and issued, fully paid and non-assessable. Section 3.4 of the Tactyl Disclosure Schedule correctly lists the record owners of all of the Tactyl Shares and of all the holders of options to purchase Tactyl Common Stock or Tactyl Preferred Stock. Tactyl complied with all applicable Regulations in connection with the issuance of all of the Tactyl Shares and all of the options to purchase Tactyl Common Stock or Tactyl Preferred Stock.

         3.5 Financial Statements. Tactyl has delivered to the Acquiring Party complete copies of Tactyl's unaudited monthly financial statements consisting of a balance sheet of Tactyl as of the end of each month from December 1995 through November 1996 and the related statements of income, retained earnings and cash flows for the periods then ended (the "Unaudited Financial Statements"). Tactyl has delivered to the Acquiring Party correct and complete copies of Tactyl's audited balance sheet at December 31, 1995 and the related statements of income, retained earnings and cash flows for the twelve months then ended, which financial statements have been audited by the firm of Moody, Nation and Smith, P.C. (the "1995 Audited Financial Statements"). The 1995 Audited Financial Statements present accurately in conformity with GAAP applied on a consistent basis the consolidated financial position and assets and liabilities of Tactyl as of the dates thereof and Tactyl's consolidated results of operations and cash flows for the periods then ended. The Shareholder has delivered to the Acquiring Party pursuant to
Section 7.1 of this Agreement a complete copy of Tactyl's 1996 Audited Financial Statements, which present accurately in conformity with GAAP applied on a consistent basis the consolidated financial position and assets and liabilities of Tactyl as of the dates thereof and Tactyl's consolidated results of operations and cash flows for the periods then ended. The balance sheet as of August 31, 1996 is referred to herein as the "Tactyl Balance Sheet," and the date thereof is referred to herein as the "Tactyl Balance Sheet Date."

         3.6 Title to Assets and Related Matters. Tactyl has good and marketable title to, or valid leasehold interests in, all of its Assets, free from any Encumbrances except those specified in Section 3.6 of the Tactyl Disclosure Schedule and except for the Bank Lien. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. Except as specified in Section 3.6 of the Tactyl Disclosure Schedule, all Real Property and tangible personal property of Tactyl are suitable for the purposes for which they are used, in good working condition and reasonable repair, free from any known defects, except such minor defects that would not have a Material Adverse Effect.

         3.7 Real Property. Section 3.7 of the Tactyl Disclosure Schedule describes all real estate used in the operation of the Business as well as any other real estate that is in the possession of or leased by Tactyl and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). To the knowledge of Tactyl or the Shareholder, Tactyl is not currently in Default under any of the Real Estate Leases, and neither

Tactyl nor the Shareholder is aware of any Default by any of the lessors thereunder. Tactyl has no ownership interest in any Real Property. Section
3.7 of the Tactyl Disclosure Schedule also describes any other real estate previously owned, leased or otherwise operated by Tactyl and the time periods of any such ownership, lease or operation.

         3.8 Certain Personal Property. Tactyl has delivered to the Acquiring Party a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that were included in the Tactyl Balance Sheet. Except as specified in Section 3.8 of the Tactyl Disclosure Schedule, since the Tactyl Balance Sheet Date, Tactyl has not acquired any items of tangible personal property that have, in each case, a carrying value in excess of $10,000. All of such personal property is in operating condition, reasonable wear and tear excepted.

         3.9 Non-Real Estate Leases. Section 3.9 of the Tactyl Disclosure Schedule lists all assets and property (other than Real Property) that have been used in the operation of the Business and that are possessed by Tactyl under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Section 3.9 of the Tactyl Disclosure Schedule also lists the leases under which such assets and property are possessed. All of such leases are referred to herein as the "Non-Real Estate Leases." To the knowledge of Tactyl, Tactyl is not currently in Default under any of the Non-Real Estate Leases, and Tactyl is not aware of any Default by any of the lessors thereunder.

         3.10 Accounts Receivable. Except as specified in Section 3.10 of the Tactyl Disclosure Schedule, the accounts receivable of Tactyl are bona fide accounts receivable created in the ordinary course of business and are good and collectible within 60 days at the aggregate recorded amounts thereof.

         3.11 Inventory. Except as specified in Section 3.11 of the Tactyl Disclosure Schedule, all inventory of Tactyl consists of items of quality and quantity saleable in the ordinary course of business at regular sales prices of Tactyl in the ordinary course of its business. The inventory records for Tactyl that have been delivered to the Acquiring Party are accurate with respect to the data contained therein.

         3.12 Liabilities. Except as specified in Section 3.12 of the Tactyl Disclosure Schedule, Tactyl has no Liabilities, and none of the Assets of Tactyl is subject to any Liabilities, except (a) to the extent specifically disclosed on or provided for in the Tactyl Balance Sheet, (b) Liabilities incurred since the Tactyl Balance Sheet Date that, individually or in the aggregate, are not material to the Business or the Assets, (c) Liabilities under any Contracts specifically disclosed on the Tactyl Disclosure Schedule that were not required under GAAP to have been specifically disclosed or reserved for on the Tactyl Balance Sheet, (d) Liabilities under this Agreement and (e) Liabilities secured by the Bank Lien.

         3.13 Taxes. Tactyl has duly filed all foreign, federal, state, local and other tax returns that are required to be filed and that were due, and has paid all material taxes and assessments that have become due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that Tactyl has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by Tactyl for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional taxes of any kind for any period for which returns have or should have been filed.

         3.14 Subsidiaries. Except as specified in Section 3.14 of the Tactyl Disclosure Schedule, Tactyl does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         3.15   Legal Proceedings and Compliance with Law.

                (a) Except as disclosed in Section 3.15 of the Tactyl Disclosure Schedule, there is no Litigation that is pending or, to Tactyl's knowledge, threatened against or related to Tactyl. To Tactyl's knowledge, there has been no Default under any Regulations applicable to Tactyl, including Regulations relating to pollution or protection of the environment, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to Tactyl.

                (b) Without limiting the generality of Section 3.15(a), and except as set forth in Section 3.15 of the Tactyl Disclosure Schedule, there has not been any Environmental Condition (defined below) (i) at the premises at which the Business of Tactyl has been conducted, (ii) at any property owned, leased or operated at any time by Tactyl or, to Tactyl's knowledge, by any Person controlled by any Affiliate of Tactyl or any predecessor of Tactyl or
(iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has Tactyl received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by any third party or otherwise, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law (defined below), (ii) give rise to any civil or criminal liability under an Environmental Law or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

                (c) Tactyl has delivered to the Acquiring Party correct and complete copies of any written reports, studies or assessments in the possession or control of Tactyl that relate to any Environmental Condition.

                (d) Except as set forth in Section 3.15 of the Tactyl Disclosure Schedule, Tactyl has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in Section 3.15 of the Tactyl Disclosure Schedule along with their respective expiration dates, that are required for the complete operation of the Business of Tactyl as currently operated, except for such Governmental Permits, as to which the failure to obtain or maintain full compliance would not have a Material Adverse Effect. All of such Governmental Permits are currently valid and in full force, and to Tactyl's or the Shareholder's knowledge, no revocation, cancellation or withdrawal thereof has been threatened. Tactyl has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits.

         3.16   Contracts.

                (a) Section 3.16 of the Tactyl Disclosure Schedule lists each Contract of the following types to which Tactyl is a party, or by which it is bound, except for (i) any Contract that may be terminated by Tactyl on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of Tactyl involves an amount of less than $10,000 (such excepted Contracts are referred to collectively as "Minor Contracts") and (ii) any Contract evidencing the Bank Lien or loans secured thereby:

                      (i) Contracts with any present or former shareholder, director, officer, employee, partner or consultant of Tactyl or Affiliate thereof;

                      (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $25,000 with respect to any one supplier or other party;

                      (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $25,000 in any individual case;

                      (iv) Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of $25,000 in any individual case;

                      (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, shareholders or Affiliates of Tactyl or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                      (vi) Any Contracts under which any Encumbrances exist with respect to any Assets; and

                      (vii) Any other Contracts (other than Minor Contracts and those described in any of (i) through (vi) above) not made in the ordinary course of business.

                (b) Tactyl has not received any communication from, or given any communication to, any other party indicating that Tactyl or such other party, as the case may be, is in Default under any Contract where such Default could have a Material Adverse Effect.

                (c) The executory obligations of Tactyl under the Minor Contracts do not exceed $500,000 in the aggregate.

         3.17 Insurance. Section 3.17 of the Tactyl Disclosure Schedule lists all policies or binders of insurance held by or on behalf of Tactyl or relating to the Business or any of its Assets, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To the knowledge of Tactyl, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Tactyl, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

         3.18   Patents and Other Intellectual Property.

                (a) Tactyl does not currently use and has not used in the operation of its Business (including in the development or marketing of products and services) any patent, trademark, tradename, service mark, copyright, trade secret or know-how, except for those listed in Section 3.18 of the Tactyl Disclosure Schedule. Such items listed on the Tactyl Disclosure Schedule are referred to herein as the "Intellectual Property." All of the Intellectual Property, as specified in the Tactyl Disclosure Schedule, are owned or otherwise lawfully used by Tactyl and Tactyl does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another Person. Tactyl is not in Default, and neither Tactyl nor the Shareholder has received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except as set forth in Section 3.18(a) of the Tactyl Disclosure Schedule, no current or former employee of Tactyl and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor.

                (b) "Confidential Information" means those items of the Intellectual Property that are confidential and any other confidential information owned by Tactyl, including personnel information, technical information, customer lists, other customer information and supplier information. All employees and consultants of Tactyl who are involved in the design, review, evaluation or development of products or Intellectual Property have executed a nondisclosure and assignment of inventions agreement protecting the confidentiality and value of the Intellectual Property and vesting in Tactyl exclusive ownership of such Intellectual Property. To the knowledge of Tactyl all Confidential Information that constitutes Intellectual Property is currently valid and protectible and is not part of the public domain or knowledge, nor to the knowledge of Tactyl, has it been used, divulged or appropriated for the benefit of any Person other than Tactyl or otherwise to the detriment of Tactyl. Except as set forth in Section 3.18 of the Tactyl Disclosure Schedule, to Tactyl's knowledge, no such employee or consultant is subject to any contractual or legal restrictions that might interfere with its obligations to Tactyl. To Tactyl's knowledge, no employee or consultant of Tactyl has used any Confidential Information of any other Person in the course of his work for Tactyl.

         3.19 Employee Relations. Except as specified in Section 3.19 of the Tactyl Disclosure Schedule, Tactyl is not (a) a party to, involved in or, to Tactyl's knowledge, threatened by, any labor dispute or unfair labor practice charge or (b) currently negotiating any collective bargaining agreement, and Tactyl has not experienced any work stoppage during the last three years. Tactyl has delivered to the Acquiring Party a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of Tactyl.

         3.20   ERISA.

                (a) Section 3.20 of the Tactyl Disclosure Schedule contains a complete list of all Benefit Plans sponsored or maintained by Tactyl or under which Tactyl may be obligated. Tactyl has delivered to the Acquiring Party (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in Section 3.20 of the Tactyl Disclosure Schedule.

                (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject Tactyl to any material penalty or tax imposed under the Code or ERISA.

                (c) Except as is set forth in Section 3.20 of the Tactyl Disclosure Schedule, any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                (d) Tactyl does not have a defined benefit plan subject to Title IV of ERISA. Tactyl has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Tactyl has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.20(d), the term "Tactyl" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Tactyl, any subsidiary of Tactyl, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with Tactyl or any subsidiary of Tactyl, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes Tactyl or any subsidiary of Tactyl and any other entity required to be aggregated with Tactyl pursuant to the regulations issued under
Section 414(o) of the Code.

                (e) There are no pending or, to the knowledge of Tactyl, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Tactyl or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of Tactyl, any basis for such claim. The Benefit Plans are not the subject of any investigation, audit or action by the IRS or the Department of Labor.

                (f) Tactyl has made all required contributions under the Benefit Plans including the payment of insurance premiums on a timely basis.

                (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) materially complies, and in each and every case has materially complied, with all of the requirements of
Section 4980B of the Code, ERISA and the applicable provisions of the Social Security Act and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date.

         3.21 Corporate Records. The minute books of Tactyl contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders. The stock record book of Tactyl is complete, correct and current.

         3.22 Absence of Certain Changes. Since the Tactyl Balance Sheet Date, except with respect to the merger with EQTT and the transfer to Sensicon of the assets listed on Exhibit C or as specified in Section 3.22 of the Tactyl Disclosure Schedule, Tactyl has conducted its Business in the ordinary course and there has not been with respect to Tactyl:

                (a) any change in its Business or Liabilities that has had, or is likely to have a Material Adverse Effect;

                (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

                (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for merit and seniority increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement, except as specified in Section 3.22 of the Tactyl Disclosure Schedule;

                (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business and other than the Bank Lien;

                (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held; or

                (f)   any payments to any Affiliate of Tactyl.

         3.23   Previous Sales; Warranties.  Except as set forth in Section
3.23 of the Tactyl Disclosure Schedule, all goods sold or distributed by Tactyl were of merchantable quality, and Tactyl has not breached any express or implied warranties in connection with the sale or distribution of such goods, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect. Tactyl has provided the Acquiring Party with true and correct copies of all warranties (a) made by all Persons from whom Tactyl has obtained any goods that have been resold or distributed by Tactyl, including any goods that constituted parts included in other goods sold or distributed by Tactyl and (b) made by Tactyl with respect to any goods that have been sold or distributed by Tactyl.

         3.24 Customers and Suppliers. Except as specified in Section 3.24 of the Tactyl Disclosure Schedule, Tactyl has good working relationships with all of its customers and suppliers. Section 3.24 of the Tactyl Disclosure Schedule lists any Contracts with customers or former customers of Tactyl that have been terminated or canceled during the one year period prior to the date hereof. Section 3.24 of the Tactyl Disclosure Schedule also contains a list of
(i) the names of each of the ten customers which, in the aggregate, for the fiscal year ending December 31, 1996, and each of the three customers which, in the aggregate for the fiscal years ending December 31, 1995 and 1994, were the largest dollar volume customers of products sold by Tactyl for such years and
(ii) the total dollar amount of the sales for such years for all such customers. None of such customers has given Tactyl notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Tactyl. Section 3.24 of the Tactyl Disclosure Schedule also contains a list of the six suppliers of Tactyl that, in the aggregate, for the fiscal year ending December 31, 1996, were the largest dollar volume suppliers of supplies used by Tactyl. Except as set forth in Section 3.24 of the Tactyl Disclosure Schedule, none of such suppliers has given Tactyl notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Tactyl.

         3.25 Finder's Fees. No Person retained by or on behalf of Tactyl is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         3.26 Accuracy of Information. No representation or warranty by Tactyl in any Transaction Document, and no information contained therein or otherwise delivered to Safeskin Corporation, TT Acquisition Company or Safeskin BVI in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Tactyl that may materially adversely affect the Business that has not been set forth in this Agreement or the other documents furnished to Safeskin Corporation, TT Acquisition Company or Safeskin BVI on or prior to the date hereof in connection with the Transactions.

         3.27 Survival of Representations and Warranties. The representations and warranties set forth in this Article III will survive the Closing Date for a period of two years, except for the representations and warranties set forth in Sections 3.13 and 3.15 hereof (and the representations and warranties in Sections 3.12, 3.18 and 3.20(e) hereof, to the extent they relate to issues addressed by Sections 3.13 and 3.15), which shall survive through the term of the statute of limitations related thereto. Except as expressly provided in any of the indemnification provisions contained in this Agreement, the provisions of this Section shall not be applicable to and shall not be deemed to modify or limit, any of the indemnification provisions contained in this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder hereby represents and warrants to the Acquiring Party as follows:

         4.1 Corporate Status. The Shareholder is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated, and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of the Shareholder that have been delivered to the Acquiring Party have been duly adopted and are current, correct and complete.

         4.2 Authorization. The Shareholder has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Shareholder has been duly authorized by all necessary corporate action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their terms.

         4.3 Consents and Approvals. Neither the execution and delivery by the Shareholder of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by the Shareholder at or before Closing, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which the Shareholder is subject, (b) the Charter Documents or bylaws of the Shareholder, (c) any Contract that is not a Minor Contract, Governmental Permit or other document to which the Shareholder is a party or by which the properties or other assets of the Shareholder may be subject.

         4.4 Capitalization and Stock Ownership. As of the Effective Time and as of the time of the Closing, the Shareholder will be the record and beneficial owner of all of the outstanding shares of capital stock of Tactyl and there will be no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Tactyl other than the Bank Lien.

         4.5 Finder's Fees. No Person retained by or on behalf of the Shareholder is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.6 Accuracy of Information. No representation or warranty by the Shareholder in this Agreement and no information contained therein or otherwise delivered by the Shareholder to Safeskin Corporation, TT Acquisition Company or Safeskin BVI in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Shareholder that may materially adversely affect the Business that has not been set forth in this Agreement or the other documents furnished to Safeskin Corporation, TT Acquisition Company or Safeskin BVI on or prior to the date hereof in connection with the Transactions.

         4.7 Survival of Representations and Warranties. The representations and warranties set forth in this Article IV will survive the Closing Date for a period of two years. Except as expressly provided in any of the indemnification provisions contained in this Agreement, the provisions of this Section shall not be applicable to and shall not be deemed to modify or limit, any of the indemnification provisions contained in this Agreement.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTY

         The Acquiring Party hereby represents and warrants to Tactyl as follows:

         5.1 Corporate Status. The Acquiring Party is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. The Acquiring Party is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.

The Charter Documents and bylaws of each of the Acquiring Party have been duly adopted and are current, correct and complete.

         5.2 Authorization. The Acquiring Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Acquiring Party has been duly authorized by all necessary corporate action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of the Acquiring Party, enforceable against such party in accordance with their terms.

         5.3 Consents and Approvals. Neither the execution and delivery by the Acquiring Party of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by the Acquiring Party at or before Closing, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which the Acquiring Party is subject, (b) the Charter Documents or bylaws of the Acquiring Party or (c) any Contract that is not a Minor Contract (with the reference to Tactyl in the definition of Minor Contract being replaced by the Acquiring Party), Government Permit or other document to which the Acquiring Party is a party or by which the properties or other assets of the Acquiring Party may be subject, other than compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder (the "Exchange Act").

         5.4 Accuracy of Information. No representation or warranty by the Acquiring Party in any Transaction Document, and no information contained therein or otherwise delivered to Tactyl in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         5.5 Survival of Representations and Warranties. The representations and warranties set forth in this Article V will survive the Closing Date for a period of two years.

                                   ARTICLE VI

                              COVENANTS OF TACTYL

         6.1 Operation of the Business. From the date hereof to the Closing, Tactyl shall conduct Tactyl's Business solely in the ordinary course, and shall refrain from the following actions in furtherance of and in addition to such restriction (except as contemplated by this Agreement): amending Tactyl's Charter Documents or bylaws; merging or consolidating with, or acquiring all or substantially all of, or otherwise acquiring any business operations of, any Person; issuing, repurchasing or redeeming, or committing to do so, any shares of Tactyl's capital stock or rights to acquire same; selling or otherwise disposing of any Assets other than in the ordinary course, other than pledging such Assets as collateral under the Bank Lien; declaring any dividends or paying any extraordinary bonuses, fees, commissions or any other unusual distributions to the

Shareholder, directors, management or other personnel; entering into any Contract or otherwise incurring any Liability, even if in the ordinary course, if Tactyl's executory obligation in any such individual case, or series of related cases, exceeds $50,000, other than pursuant to the Bank Lien; discharging or satisfying any Encumbrance or paying or satisfying any material Liability except pursuant to the terms thereof or compromising, settling or otherwise modifying any material claim or litigation; or making any capital expenditure involving in any individual case, or series of related cases, more than $100,000.

         6.2 Access. Tactyl shall give the Acquiring Party and its accountants, counsel and other representatives full access, without unreasonably interfering with business operations, to all properties, books, Contracts and records of Tactyl and to furnish to the Acquiring Party all such documents, records and information as the Acquiring Party shall from time to time reasonably request.

         6.3 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, Tactyl shall not (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward or (c) enter into any agreement or understanding providing for, any acquisition of any capital stock of Tactyl or of any part of the Assets or the Business, other than as contemplated or authorized hereby, nor shall Tactyl provide any information to any Person (other than as contemplated by Section 6.2) for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Tactyl shall immediately notify the Acquiring Party of any such inquiries or proposals or requests for information for such purpose. Tactyl shall use commercially reasonable efforts to cause its respective directors, officers, employees, agents and other representatives to comply with the provisions of this Section 6.3.

         6.4 Maintenance of the Assets. Tactyl shall continue to maintain and service the Assets consistent with past practice. Tactyl shall not directly or indirectly, sell or encumber all or any part of the Assets, other than sales in the ordinary course of business and other than pledging such Assets as collateral under the Bank Lien, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

         6.5 Employees and Business Relations. Tactyl shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

         6.6 Confidentiality. Tactyl will hold, and will use commercially reasonable efforts to cause the officers, directors, employees, accountants, counsel, consultants, advisors and agents of each of them to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Acquiring Party or the Acquiring Party's Affiliates furnished to Tactyl in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such receiving party, (b) in the public domain through no fault of Tactyl or (c) later acquired by such receiving party from sources other than the Acquiring Party or the Acquiring Party's Affiliates so long as, to the knowledge of such receiving party, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that Tactyl may disclose such information to its officers, directors, employees, accountants, counsel, consultants, financial institutions in connection with the proposed Bank Lien, advisors and agents in connection with the Transactions so long as such Persons are informed by such disclosing party of the confidential nature of such information and are directed by such disclosing party to treat such information confidentially. The obligation of Tactyl to hold any such information in confidence shall be satisfied if each such party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Tactyl (i) will, and will use commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Acquiring Party all documents and other materials, and all copies thereof, obtained by it or on its behalf from the Acquiring Party or the Acquiring Party's Affiliates in connection with this Agreement that are subject to such confidence and (ii) will not use any information so obtained or disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the other parties to this Agreement specifying the information involved and the manner and extent of the proposed use or disclosure thereof) (a) any disclosure of such information may be made by a party hereto to the extent required by applicable laws or any judicial or regulatory process and (b) such information may be used by such party as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. The obligations arising under this Section 6.6 shall survive any termination or abandonment of this Agreement.

         6.7 Fulfillment of Conditions. Tactyl shall use commercially reasonable efforts to fulfill the conditions specified in Section 10.1 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the Business in such manner that on the Closing Date the representations and warranties of Tactyl contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

         6.8 Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, Tactyl shall give the Acquiring Party prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Tactyl contained herein to be inaccurate or otherwise misleading, (c) gives Tactyl any reason to believe that any of the conditions set forth in Article X will not be satisfied prior to the Termination Date or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Tactyl.

         6.9 Sensicon Transaction. Prior to the Closing, Tactyl shall deliver to the Acquiring Party a fully executed Assumption Agreement substantially in the form attached hereto as Exhibit

D evidencing, among other things, Sensicon's assumption of all liabilities relating to Tactyl's condom business, whether existing as of the date thereof or thereafter arising (other than Tactyl's normal operating overhead relating to such assets prior to the Effective Time).

         6.10 Satisfaction of Liabilities. Prior to and after the Closing, Tactyl will perform all of its obligations, contractual or otherwise, and discharge all of the Liabilities of Tactyl that are not Assumed Liabilities in accordance with the terms thereof including, without limitation, the discharge and release at or prior to the Closing of any Bank Lien securing any Purchased Assets.

         6.11 Consents and Approvals. Prior to the Closing, Tactyl shall obtain all third party consents and approvals necessary or proper to consummate the Transactions.

         6.12 Distributions. From the Effective Time, Tactyl shall not, without the knowledge and consent of the Acquiring Party, declare any dividends nor pay out any extraordinary bonuses, fees, commissions or any other unusual distributions to its shareholders, directors, management or other personnel, except that Tactyl may pay up to $50,000 in bonuses.

         6.13 Powder-Free Products. Tactyl shall not enter into any continuing obligation to supply powder-free products to any person other than SmartHealth (other than the obligation to provide product upgrades to certain distributors, including Proctor & Gamble and Beiersdorf A.G.), and shall fully disclose to the Acquiring Party the arrangement between SmartHealth and Tactyl with respect to all products and with respect to supply commitments ongoing after the Closing Date.

         6.14 Value of Cash and Leased Equipment. Prior to the Closing, Tactyl, the Shareholder and the Acquiring Party shall agree upon the value of Tactyl's cash and cash equivalents and the value of the Leased Equipment, each as of the time of the Closing.

         6.15 Safeskin License Agreement. Prior to the Closing, Tactyl shall enter into the Safeskin License Agreement.

                                  ARTICLE VII

                          COVENANTS OF THE SHAREHOLDER

         7.1 Audited Financial Statements. The Shareholder shall, immediately after its receipt thereof, deliver to the Acquiring Party complete copies of Tactyl's audited balance sheet as at December 31, 1996 and the related statements of income, retained earnings and cash flows for the twelve months then ended, which financial statements shall have been audited by the firm of Nation Smith Hermes Diamond, P.C., whose opinion with respect to such financial statements shall be unqualified (the "1996 Audited Financial Statements"). The Shareholder shall exercise all reasonable efforts, short of litigation, to cause Tactyl to deliver to it the 1996 Audited Financial Statements so that it can timely deliver them to the Acquiring Party.

         7.2 Supplemental Disclosure Schedule. The Shareholder shall, immediately after its receipt thereof, deliver to the Acquiring Party the Supplemental Disclosure Schedule. The Shareholder shall exercise all reasonable efforts, short of litigation, to cause Tactyl to deliver to it the Supplemental Disclosure Schedule so that it can timely deliver it to the Acquiring Party.

         7.3 Satisfaction of Liabilities. Prior to and after the Closing, the Shareholder will perform all of its obligations, contractual or otherwise, and discharge all of the Liabilities of the Shareholder that are not Assumed Liabilities in accordance with the terms thereof.

         7.4 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, the Shareholder shall not (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for,
(b) continue, propose or enter into any negotiations or discussions looking toward or (c) enter into any agreement or understanding providing for, any acquisition of any capital stock of Tactyl or of any part of the Assets or the Business, other than as contemplated or authorized hereby, nor shall the Shareholder provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The Shareholder shall immediately notify the Acquiring Party of any such inquiries or proposals or requests for information for such purpose. The Shareholder shall use commercially reasonable efforts to cause its directors, officers, employees, agents and other representatives to comply with the provisions of this Section 7.4.

         7.5 Confidentiality. The Shareholder will hold, and will use commercially reasonable efforts to cause the officers, directors, employees, accountants, counsel, consultants, advisors and agents of each of them to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Acquiring Party, the Acquiring Party's Affiliates or Tactyl furnished to the Shareholder in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such receiving party, (b) in the public domain through no fault of the Shareholder or (c) later acquired by such receiving party from sources other than the Acquiring Party, the Acquiring Party's Affiliates or Tactyl so long as, to the knowledge of such receiving party, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that the Shareholder may disclose such information to its officers, directors, employees, accountants, counsel, consultants, financial institutions in connection with the proposed Bank Lien, advisors and agents in connection with the Transactions so long as such Persons are informed by such disclosing party of the confidential nature of such information and are directed by such disclosing party to treat such information confidentially. The obligation of the Shareholder to hold any such information in confidence shall be satisfied if each such party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Shareholder (i) will, and will use commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Acquiring Party all documents and other materials, and all copies thereof, obtained by it or on its behalf from the Acquiring Party, the Acquiring Party's Affiliates or Tactyl in connection with this Agreement that are subject to such confidence and (ii) will not use any information so obtained or disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the other parties to this Agreement specifying the information involved and the manner and extent of the proposed use or disclosure thereof) (a) any disclosure of such information may be made by a party hereto to the extent required by applicable laws or any judicial or regulatory process and (b) such information may be used by such party as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. The obligations arising under this Section 7.5 shall survive any termination or abandonment of this Agreement.

         7.6 Expenses. The Shareholder shall pay all of the legal, accounting and other costs and expenses incurred by it relating to the negotiation, execution and delivery of the Reorganization Agreement and this Agreement, and the Shareholder's legal, accounting and other costs and expenses of financing the purchase price under the Reorganization Agreement.

         7.7 Fulfillment of Conditions. The Shareholder shall use commercially reasonable efforts to fulfill the conditions specified in Section
10.1 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of the Shareholder in such manner that on the Closing Date the representations and warranties of the Shareholder contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

         7.8 Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, the Shareholder shall give the Acquiring Party prompt written notice of any event or development that occurs, which is known to it, that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Shareholder or Tactyl contained herein to be inaccurate or otherwise misleading, (c) gives the Shareholder any reason to believe that any of the conditions set forth in Article X will not be satisfied prior to the Termination Date or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Shareholder or Tactyl.

         7.9 Matters Regarding Tactyl. The Shareholder has not taken and will not take any action that has caused or resulted in or could reasonably be expected to cause or result in the breach or failure to be true and correct, in any material respect, of any of the representations, warranties and/or covenants of Tactyl set forth in this Agreement.

         7.10 Consents and Approvals. Prior to the Closing, the Shareholder shall obtain all third party consents and approvals necessary or proper to consummate the Transactions.

         7.11 Tax Certificate. Prior to the Closing, the Shareholder shall deliver to the Acquiring Party, with respect to Tactyl, a Certificate of Release from the State Board of Equalization and a tax status certificate from the Franchise Tax Board, each dated within reasonable proximity to the Closing Date.

                                  ARTICLE VIII

                        COVENANTS OF THE ACQUIRING PARTY

         8.1 Confidentiality. Until the Closing, the Acquiring Party will hold, and will use commercially reasonable efforts to cause each of its officers, directors, employees, accountants, counsel, consultants, advisors, agents, and Safeskin Corporation to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Tactyl furnished to the Acquiring Party or Safeskin Corporation in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by an Acquiring Party or Safeskin Corporation, (b) in the public domain through no fault of an Acquiring Party or Safeskin Corporation, or (c) later acquired by an Acquiring Party or Safeskin Corporation from sources other than Tactyl so long as, to the knowledge of an Acquiring Party or Safeskin Corporation, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that an Acquiring Party or Safeskin Corporation may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions so long as such Persons are informed by such Acquiring Party or Safeskin Corporation of the confidential nature of such information and are directed by such Acquiring Party or Safeskin Corporation to treat such information confidentially. The obligation of the Acquiring Party to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Acquiring Party (i) will, and will use commercially reasonable efforts to cause the other Acquiring Party, Safeskin Corporation and the officers, directors, employees, accountants, counsel, consultants, advisors and agents of each of them to, destroy or deliver to Tactyl all documents and other materials, and all copies thereof, obtained by any either of them or on its behalf from Tactyl in connection with this Agreement that are subject to such confidence and (ii) will not use any information so obtained or disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the other parties to this Agreement specifying the information involved and the manner and extent of the proposed use or disclosure thereof) (a) any disclosure of such information may be made by a party hereto to the extent required by applicable laws or any judicial or regulatory process and (b) such information may be used by such party as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. The obligations arising under this Section 8.1 shall survive any termination or abandonment of this Agreement..

         8.2 Expenses. The Acquiring Party shall pay all of the legal, accounting and other expenses incurred by it in connection with the negotiation, documentation and closing of the Transactions.

         8.3 Fulfillment of Conditions. From the date hereof to the Closing, the Acquiring Party shall use commercially reasonable efforts to fulfill the conditions specified in Section 10.1 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of each of the Acquiring Party in such manner that on the Closing Date the representations and warranties of the Acquiring Party contained herein shall be accurate as though then made).

         8.4 Disclosure of Certain Matters. The Acquiring Party shall provide to the Shareholder as soon as practicable after the date hereof (i) a list of employees of Tactyl that it desires to hire as at the Closing and (ii) a list of all of the required third party approvals of which it has knowledge in connection with the Tactyl Contracts. During the period from the date hereof through the Closing Date, the Acquiring Party shall give the Shareholder prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Acquiring Party contained herein to be inaccurate or otherwise misleading, (c) gives the Acquiring Party any reason to believe that any of the conditions set forth in Article X will not be satisfied prior to the Termination Date or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Acquiring Party.

         8.5 Employment of Tactyl's Employees. Effective as of the Closing Date, the Acquiring Party shall offer employment to those employees who then are employed by Tactyl in the operation of the Business (except for Hans Sleeuwenhoek, Linda Housand, Jeff Grant, William Schmidt and Marjorie Sims), the names of which employees will be confirmed in writing by Tactyl prior to Closing, at wage or salary levels, as applicable, and with employee benefits that are comparable to those wages, salaries and benefits of those employees at Tactyl as of the date of this Agreement, provided, that such employees shall not receive stock options or rights thereto.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

         9.1 Confirmation of Closing Balance Sheet. Tactyl and the Shareholder shall provide assistance to the Acquiring Party, and Tactyl shall allow the Acquiring Party to have access to the books and records of Tactyl, during the 90 day period following the Closing Date for the purpose of confirming Tactyl's balance sheet as at the Closing.

         9.2 Corporate Name. In furtherance of the purchase by the Acquiring Party of the corporate name "Tactyl Technologies", on or before the first business day after the Closing Date, Tactyl shall, and the Shareholder shall cause Tactyl to, amend its Articles of Incorporation to change its name from "Tactyl Technologies, Inc.", and Tactyl and the Shareholder covenant that Tactyl's new name will not be similar to "Tactyl Technologies, Inc." or be such as to likely cause confusion to the public. Tactyl and the Shareholder further covenant that neither of them shall, at any time, use any name that is similar to "Tactyl Technologies, Inc." or that will likely cause confusion with that name to the public.

         9.3 Confidentiality. Tactyl and the Shareholder agree that the technologies, methods, formulations, designs, blueprints, formulations, data bases, know-how, inventions, lists, data, business records and other trade secrets or confidential information comprising part of the Purchased Assets are confidential and that on the Closing Date all of such information will be the exclusive property of the Acquiring Party and will constitute trade secrets or confidential information owned by the Acquiring Party. Accordingly, neither Tactyl nor the Shareholder will disclose to any third party, or use, any of such information without the prior express written consent of the Acquiring Party, which may be withheld in the Acquiring Party's sole and absolute discretion.


                                   ARTICLE X

                    CONDITIONS PRECEDENT TO THE TRANSACTIONS

         10.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

                (a) Merger. The merger between Tactyl and EQTT shall be effective, and the Shareholder shall not have waived in any respect any of the conditions precedent to such merger specified in Article IX of the Reorganization Agreement.

                (b) No Governmental Order or Regulation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no Regulation shall have been enacted or promulgated by any governmental authority or agency, that prohibits consummation of the Transactions.

                (c) Hart-Scott-Rodino. The waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have terminated for all purposes.

                                   ARTICLE XI

                                  TERMINATION

         11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

                (a) by mutual written consent of the Acquiring Party, Tactyl, and the Shareholder;

                (b) by any of the Acquiring Party, Tactyl or the Shareholder, upon notice to the others, if the Effective Time under the Reorganization Agreement has not occurred by April 30, 1997 (such date, as it may be extended from time to time by the written agreement of the Acquiring Party, Tactyl and the Shareholder, is referred to herein as the "Termination Date");

provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 11.1 shall not be available to any party that has breached in any material respect any of its covenants, representations or warranties in this Agreement; or

                (c) by the Acquiring Party or, if and only if the Shareholder has exercised its right of termination under Section 10.1(f) of the Reorganization Agreement, by the Shareholder, immediately upon its notice of termination, if the merger of EQTT into Tactyl, the Reorganization Agreement, and the other Transactions under the Reorganization Agreement are not approved and adopted by the affirmative vote of at least sixty-five percent (65%) of the holders of Tactyl Shares at the Tactyl Shareholder Meeting (as defined in the Reorganization Agreement).

         11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Sections 6.6, 7.5 and 8.1 shall survive the termination hereof.

         11.3 Other Effects of Termination. In the event this Agreement is terminated pursuant to Section 11.1(a), (b), or (c), neither Tactyl nor the Shareholder shall have any liability (of any nature whatsoever) to the Acquiring Party, or any of their Affiliates or assignees, unless the Acquiring Party terminates this Agreement due to the fraudulent acts or willful misconduct of Tactyl or the Shareholder. In the event this agreement is terminated and the merger is not consummated pursuant to Section 11.1(a), (b) or (c), the Acquiring Party shall have no liability (of any nature whatsoever) to Tactyl or the Shareholder, or any of their Affiliates or assignees, unless Tactyl or the Shareholder terminates this Agreement due to the fraudulent acts or willful misconduct of the Acquiring Party.

                                  ARTICLE XII

                                INDEMNIFICATION

         12.1   By Tactyl and the Shareholder.

                (a) Subject to Section 12.5, Tactyl shall reimburse and indemnify and hold the Acquiring Party and Safeskin Corporation and their respective directors, officers, representatives, employees, successors and assigns harmless against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including reasonable accounting and legal expenses) ("Loss") arising out of or in connection with
(i) any misrepresentation or breach of warranty by Tactyl under this Agreement, other than a misrepresentation or breach of warranty relating to events arising or occuring prior to or at the Effective Time or (ii) any nonfulfillment of any covenant or agreement by Tactyl under this Agreement.

                (b) Subject to Section 12.5, Tactyl and the Shareholder shall jointly and severally reimburse and indemnify and hold the Acquiring Party and Safeskin Corporation and their respective directors, officers, representatives, employees, successors and assigns harmless against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including reasonable accounting and legal expenses) ("Loss") arising out of or in connection with (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by the Shareholder under this Agreement, (ii) any tax claim asserted against the Acquiring Party or Safeskin Corporation or their respective directors, officers, representatives, employees, successors and assigns with respect to any taxes of Tactyl relating to the liquidation and dissolution of Tactyl or the transfer of any of Tactyl's property or assets to any other person, firm or corporation, or (iii) any Excluded Liability.

Nothing herein shall in any way affect the Acquiring Party's right to seek indemnification from the Indemnifying Shareholders under the Reorganization Agreement with respect to any Loss.

         12.2 By Acquiring Party. The Acquiring Party shall reimburse and indemnify and hold the Shareholder and Tactyl and their respective directors, officers, representatives, employees, successors and assigns harmless against any Loss arising out of or in connection with any Assumed Liability.

         12.3 Procedure for Indemnification - Notice of Claims. If an indemnified party ("Indemnified Party") becomes aware of facts or circumstances establishing a claim ("Claim") that an Indemnified Party has experienced or incurred any Loss or may experience or incur any Loss which will give rise to a right of set-off or indemnification under this Section 12, then such Indemnified Party shall give written notice to the indemnifying party ("Indemnifying Party") of such Claim ("Indemnification Notice"). The Indemnification Notice shall be provided as soon as reasonably practicable but in no event more than thirty (30) days after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provide that failure to give an Indemnification Notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the Indemnification Notice materially adversely affects the Indemnifying Party's ability to defend against a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim or set-off and include any relevant supporting documentation. If the parties are unable to agree on whether the Claim or set-off described in the Indemnification Notice is proper (a "Permitted Indemnification Claim") within thirty (30) business days after the date the Indemnifying Party received the Indemnification Notice, the disputed issues shall be settled by arbitration in accordance with Section 17.2 below.

         12.4   Procedure for Indemnification -- Defense of Third Party Claims.

                (a) The Indemnified Party against whom a third party claim ("Third Party Claim") is made or brought shall give the Indemnifying Party an opportunity to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the above, the Indemnified Party at all times shall have the right to participate fully in the defense or settlement at its own expense. Further, notwithstanding the above, if in the reasonable opinion of the Indemnified Party, any such Third Party Claim involves an issue or matter that could have a Material Adverse Effect on the business, operations, properties, assets or prospects of the Indemnified Party, the Indemnified Party shall not be obligated to give the Indemnifying Party the opportunity to defend the Third Party Claim and shall have the right to control the defense or settlement of any such claim if it pays all legal and related expenses, and any judgment or settlement shall be included as part of the indemnification obligations of the Indemnifying Party under this Agreement. If the Indemnified Party should elect to exercise such right, the Indemnifying Party at all times shall have the right to participate in, but not control, the defense or settlement of such Third Party Claim at its own expense.

                (b) Failure of an Indemnifying Party to give the Indemnified Party written notice of its election to defend such Third Party Claim within thirty (30) days after receipt of notice shall be deemed a wavier of its right to defend such Third Party Claim. In that event, the Indemnified Party against whom such Third Party Claim is made shall have the right, but not the obligation, to undertake to defend and to compromise or settle the Third Party Claim.

                (c) The party that undertakes the defense shall periodically apprise the other party of the progress of such defense. If the Indemnifying Party undertakes the defense of a Third Party Claim, it shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld) which does not include as an unconditional term thereof, the giving by the claimant to the Indemnified Party against whom such third Party Claim is made a release from all liability in respect of such Third Party Claim (which release may exclude only any obligations incurred in connection with any such settlement). The Indemnified Party shall make available, at the Indemnifying Party's expense, all information and assistance that the Indemnifying Party reasonably may request.

         12.5 Indemnity Payments. Any payments made (or amounts withheld) under this Article XII shall be net of related tax effects and net of benefits received by the Indemnified Party on account of insurance in respect of such Indemnification Claims. The Acquiring Party shall use commercially reasonable efforts to pursue recovery of any Loss covered or potentially covered by the past or present insurance policies of the Acquiring Party.

         12.6 Disputed Claim Payments. If any disputed issues ultimately are resolved by an arbitrator pursuant to Section 17.2, and if the arbitrator's determination of the disputed issues results in all or any portion of a Claim properly being subject to set-off or indemnification pursuant to this Article XI, (i) such Claim or portion thereof shall be final and binding upon the Indemnifying Party and shall constitute a Permitted Indemnification Claim, and
(ii) the Indemnifying Party shall pay to the Indemnified Party the entire amount of any Loss associated with any Permitted Indemnification Claim within ten (10) days after such Claim is determined to be a Permitted Indemnification Claim pursuant hereto.

         12.7 Compliance with Bulk Sales Laws. The Acquiring Party, Tactyl and the Shareholder hereby waive compliance by the Acquiring Party with the bulk sales law of the State of California (Article 6 of the California Uniform Commercial Code) and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

                                  ARTICLE XIII

                              PUBLIC ANNOUNCEMENTS

         The Acquiring Party, the Shareholder and Tactyl will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to receiving the written approval of the other in advance of such press release or announcement.

                                  ARTICLE XIV

                       CONTENTS OF AGREEMENT, AMENDMENT,
                     PARTIES IN INTEREST, ASSIGNMENT, ETC.

         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes that certain Assets Purchase Agreement between Safeskin Corporation, the Shareholder and Tactyl dated February 19, 1997. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legatees, successors and permitted assigns of the parties hereto. Except as permitted pursuant to Section 2.9 or pursuant to the Bank Lien, no party may assign or delegate this Agreement or any right, benefit or obligation hereunder at any time without the prior written consent of the other parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

                                   ARTICLE XV

                                 INTERPRETATION

         Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

                                  ARTICLE XVI

                                    NOTICES

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                If to THE ACQUIRING PARTY:

                TT ACQUISITION COMPANY
                c/o Safeskin Corporation
                12671 High Bluff Drive
                San Diego, CA 92130
                Attention:  General Counsel
                Tel. No.    (619) 350-6824
                Fax. No.    (619) 350-2380

                with a required copy to:

                Morgan, Lewis & Bockius LLP
                2000 Logan Square
                Twentieth Floor
                Philadelphia, PA 19103-6993
                Attention:  Howard L. Shecter, Esq.
                Tel. No.    (215) 963-5442
                Fax. No.    (215) 963-5299

                If to TACTYL or the SHAREHOLDER:

                Tactyl Technologies, Inc.
                c/o EQ Corporation
                (See Below)
                -----------------------------
                Attention:
                Tel. No.
                Fax. No.

                EQ Corporation
                206 Darien Road
                Wilton, CT 06897
                Attention:  Joel Mallin, President
                Tel. No.    (203) 834-6363
                Fax. No.    (203) 834-6360

                with a required copy to:

                The Stamford Capital Group, Inc.
                1266 Main Street
                6th Floor
                Stamford, CT 06902
                Attention:  William T. Collins
                Tel. No.    (203) 425-2070
                Fax. No.    (203) 425-2079

                                  ARTICLE XVII

                         GOVERNING LAW AND ARBITRATION

         17.1 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to its provisions concerning conflict of laws.

         17.2   Arbitration.

                (a) Any dispute, controversy or claim arising out of the terms of this Agreement or the breach hereof, including, without limitation, interpretation, performance or termination, or any claim against any of the officers or directors of any party hereto, shall be finally resolved by arbitration as set forth in Section 17.2(b).

                (b) Arbitration shall be conducted by the American Arbitration Association, which shall administer the arbitration under its commercial rules. Arbitration under this Section shall be initiated by a written demand for arbitration specifying the controversy or claim on which arbitration is sought, as well as the relief requested. Service of the arbitration demand shall be effective if made pursuant to the notification provisions contained in Article XVI of this Agreement. Each of Tactyl and the Shareholder, collectively, and the Acquiring Party shall appoint one arbitrator within 15 business days after receipt by the respondent of the demand to arbitrate. The two arbitrators appointed by the parties shall, within 15 business days after their appointment, appoint a third, presiding arbitrator, who shall not be affiliated with either of the arbitrators appointed by the parties or the parties themselves. The two arbitrators shall endeavor to appoint a third arbitrator with sufficient technical expertise and experience to understand, evaluate, and decide the issue in dispute, but the selection of such third arbitrator shall be in any event final and binding upon all parties. If either party fails to nominate an arbitrator, or the two arbitrators appointed by the parties are unable to appoint a presiding arbitrator, within the relevant stated period, the presiding arbitrator shall be appointed by the American Arbitration Association in accordance with its rules. The arbitration, including the rendering of the award, shall take place in San Diego, California, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, this Agreement shall be governed by the governing law described in Section 17.1 and the arbitrators shall apply such governing law to any dispute, controversy or claim arising out of the terms of this Agreement or the breach thereof. This arbitration agreement is intended by the parties to be self-executing. The arbitrators shall have sole jurisdiction to determine whether (i) a claim is subject to arbitration, (ii) the arbitration may proceed even if one of the parties refuses to attend or participate, and (iii) an award against that party may be ordered pursuant to default or otherwise by the arbitrators. The parties agree that they will arbitrate all claims agreed to be arbitrated herein regardless of the existence of any related dispute, action, or special proceeding between any or all of the parties hereto and/or any third party.
The arbitrators shall conduct the arbitration with all reasonable dispatch. In the event the parties have submitted to arbitration a Claim under Section 12.3 for an anticipated Loss, not yet incurred, then the arbitrators may, in their sole discretion, postpone resolution of the Claim until the time they determine, in their sole discretion, to be the time when such Loss shall have occurred or the time for occurrence shall have passed. During that time, any set- off pursuant to Section 12.6 necessary to pay such Claim shall remain withheld. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The prevailing party(s) shall be entitled to recover its reasonable attorneys' fees and its share of the costs, as the arbitrators determine.

                (c) Notwithstanding anything contained in this Article XVII, each party shall have the right to institute judicial proceedings against the other parties or anyone acting by, through or under such other parties in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief. Each party submits to the exclusive jurisdiction of the courts of the State of California and the U.S. federal courts for the Southern District of California for the purposes thereof. Each party waives objections to venue in San Diego, California.

                                 ARTICLE XVIII

                             AGREEMENT AS TO TACTYL

         Notwithstanding anything to the contrary set forth herein, Tactyl shall not be deemed a party to this Agreement until it shall have executed and delivered to the Acquiring Party and the Shareholder a signature page of this Agreement, and the Shareholder shall cause Tactyl to execute and deliver such signature page immediately following the Effective Time.

                                  ARTICLE XIX

                                  COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.

                    [SIGNATURE PAGE TO AMENDED AND RESTATED
                           ASSETS PURCHASE AGREEMENT]


         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                            TT ACQUISITION COMPANY



                                            By: /s/ David L. Morash
                                               --------------------------------
                                               Title: Executive Vice-President,
                                                      Chief Financial Officer


                                            EQ CORPORATION



                                            By: /s/ Joel Mallin
                                               --------------------------------
                                               Title: President


ACKNOWLEDGED AND AGREED:

TACTYL TECHNOLOGIES, INC.



By: /s/ Joel Mallin
   --------------------
     Title: President

Dated: March 24, 1997
      -----------------

                                   EXHIBIT A


         "1995 Audited Financial Statements" is defined in Section 3.5.

         "1996 Audited Financial Statements" is defined in Section 7.1.

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party.

         "Acquiring Party" is defined above in the preamble and in Section 2.9.

         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent financial statements, that are owned or possessed by Tactyl, other than those assets relating to Tactyl's condom business (as identified on Exhibit B hereto).

         "Assumption Agreement" is defined in Section 6.9.

         "Assumed Liabilities" is defined in Section 2.3.

         "Bank Lien" means any encumbrance created or proposed to be created on any assets of the Shareholder, the Merger Subsidiary (as defined in the Reorganization Agreement) and Tactyl in favor of any financial institution in connection with the financing of the Transactions.

         "Benefit Plans" means all employee benefit plans of Tactyl within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of Tactyl, or present or former beneficiary, dependent or assignee of any such employee or former employee.

         "Business" means the entire business, operations and facilities of Tactyl, other than Tactyl's condom business and the assets (as identified on Exhibit B hereto) and liabilities related thereto.

         "BVI Assets" is defined in Section 2.9.

         "BVI Liabilities" is defined in Section 2.9.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.





                                 Exhibit A - 1

         "Claim" is defined in Section 12.3.

         "Closing" means the Closing of the Transactions.

         "Closing Date" is defined in Section 2.6.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

         "Confidential Information" is defined in Section 3.18(b).

         "Contingent Payments" is defined in Section 8.1 of the Reorganization Agreement.

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

         "Corporations Code" means the California Corporations Code.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "Default" means (i) a breach, default or violation or (ii) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

         "Effective Time" is defined in the Reorganization Agreement.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 3.15(b).

         "Environmental Law" is defined in Section 3.15(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EQTT" means EQTT Acquisition Corporation, a California corporation.

         "Exchange Act" is defined in Section 5.3.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.3.





                                 Exhibit A - 2

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Permits" is defined in Section 3.15(d).

         "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law and (iii) asbestos or asbestos-containing substances.

         "Indemnification Claim" is defined in Section 12.3.

         "Indemnification Notice" is defined in Section 12.3

         "Indemnified Party" is defined in Section 12.3.

         "Indemnifying Party" is defined in Section 12.3.

         "Intellectual Property" is defined in Section 3.18(a).

         "IRS" is defined in Section 3.20(c).

         "Leased Equipment" means certain equipment, if any, that is an Asset of Tactyl as of the date of this Agreement and which is, at the time of the Closing, the subject of an operating lease to the Acquiring Party.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Loss" is defined in Section 12.1.

         "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, liquidity, products, competitive position, customers or customer relations of any Representing Party.

         "Minor Contracts" is defined in Section 3.16(a).

         "Non-Real Estate Leases" is defined in Section 3.9.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Permitted Indemnification Claim" is defined in Section 12.3.





                                 Exhibit A - 3

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Purchase Price" is defined in Section 2.6.

         "Purchased Assets" is defined in Section 2.1.

         "Real Estate Leases" is defined in Section 3.7.

         "Real Property" is defined in Section 3.7.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Reorganization Agreement" is defined in the Background.

         "Representing Party" means Tactyl when used in connection with terms used in Section 3, the Shareholder when used in connection with terms used in
Section 4, and the Acquiring Party when used in connection with terms used in
Section 5.

         "Required Consents" is defined in Section 3.3.

         "Safeskin BVI" is defined in Section 2.9.

         "Safeskin Corporation" means Safeskin Corporation, a Florida corporation.

         "Safeskin License Agreement" means the license agreement(s) to be entered into between TT Acquisition Company and/or Safeskin BVI and Tactyl, which agreement shall be on terms and conditions satisfactory to TT Acquisition Company and/or Safeskin BVI and Tactyl.

         "Sensicon" means Sensicon, a California corporation.

         "Sensicon License Agreement" means the license agreement to be entered into between Tactyl and Sensicon pursuant to the Reorganization Agreement.

         "SmartHealth" means SmartHealth, an Arizona corporation.

         "Supplemental Disclosure Schedule" means that disclosure schedule provided by the Shareholder pursuant to Section 7.2 of this Agreement.

         "Tactyl Balance Sheet" is defined in Section 3.5.

         "Tactyl Balance Sheet Date" is defined in Section 3.5.





                                 Exhibit A - 4

         "Tactyl Common Stock" is defined in the Section 3.4.

         "Tactyl Disclosure Schedule" means the Disclosure Schedule provided by Tactyl in connection with this Agreement, and the Supplemental Disclosure Schedule provided by Tactyl pursuant to Section 7.2 of this Agreement.

         "Tactyl's knowledge" or "the Acquiring Parties' knowledge" or "Shareholder's knowledge" means the knowledge of Tactyl or the Acquiring Party or the Shareholder, as the case may be, or of any director, officer or other employee of Tactyl, the Acquiring Party or the Shareholder, respectively.

         "Tactyl Preferred Stock" is defined in Section 3.4.

         "Tactyl Shares" means shares of Tactyl Common Stock and Tactyl Preferred Stock.

         "Termination Date" is defined in Section 11.1(b).

         "Transaction Documents" means this Agreement, the Bill of Sale, the Assumption Agreement and the other agreements and documents contemplated hereby and thereby.

         "Transactions" means the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities and the other transactions contemplated by the Transaction Documents.

         "Unaudited Financial Statement" is defined in Section 3.5.





                                 Exhibit A - 5

                                   EXHIBIT B

                                  BILL OF SALE

                                   EXHIBIT C

                                CERTAIN ASSETS

                                   EXHIBIT D

                              ASSUMPTION AGREEMENT